EXHIBIT 15

ACCOUNTANTS' ACKNOWLEDGEMENT

Board of Directors
Minerals Technologies Inc.:

Re:  Registration Statement Nos. 33-59080, 33-65268, 33-96558 and 333-62739

        With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 18, 2002, related to our review of interim financial information.

        Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.
Very truly yours,

KPMG LLP

New York, New York
August 13, 2002